Exhibit 99.1

PRESS RELEASE

Contact: Symmetry Medical Inc. Fred L. Hite Senior Vice President Chief Financial Officer (574) 371-2218
Investors:
The Ruth Group
Nick Laudico/R.J. Pellegrino
(646) 536-7030/7009
nlaudico@theruthgroup.com
rpellegrino@theruthgroup.com

Media:
Jason Rando
The Ruth Group
(646) 536-7025
jrando@theruthgroup.com

Symmetry Medical Reports Third Quarter 2009 Financial Results

•	Revenue reduction offset with significant cost reductions
•	Third quarter Operating Income down 1% on a 22% revenue reduction, vs prior year
•	Third quarter Net Income and EPS increase significantly vs prior year
•	Total year guidance adjusted to reflect recent customer demand

WARSAW, Ind., November 5, 2009 - Symmetry Medical Inc. (NYSE: SMA), a leading independent provider of products to the global orthopaedic device industry and other medical markets, announced third quarter 2009 financial results for the period ended October 3, 2009.

	Third Quarter			Vs Prior Quarter
(in millions, except share data)	2009	2008	Change	3Q'09	2Q'09	Change
Revenue	$87.2	$112.1	-22%	$87.2	$101.0	-14%
Operating Income	10.4	10.5	-1%	10.4	13.5	-23%
Net Income	5.4	2.5	116%	5.4	9.0	-40%
EPS	$0.15	$0.07	114%	$0.15	$0.25	-40%

Revenue by Product:
Instruments	$41.3	$48.7	-15%	$41.3	$46.9	-12%
Implants	24.2	31.5	-23%	24.2	29.9	-19%
Cases	16.4	23.0	-29%	16.4	18.9	-13%
Other	5.3	8.9	-40%	5.3	5.3	0%
Total Revenue	$87.2	$112.1	-22%	$87.2	$101.0	-14%

Revenue for the third quarter 2009 was $87.2 million, compared to $112.1 million reported in the third quarter 2008. Revenues during the quarter were unfavorably impacted by reduced customer demand across all segments of the business as well as a foreign currency translation effect of $2.7 million.

Gross profit for the third quarter 2009 was $21.2 million, compared to $25.7 million in the third quarter 2008. The year-over-year decrease was driven by lower customer demand as well as a one-time expense of $1.0 million for facility consolidation and staff reductions in the third quarter 2009.

Gross margin percentage for the third quarter 2009 was 24.4% compared to gross margin percentage of 22.9% in the same period last year. Gross margin improved despite the significantly lower volume.  Aggressive cost cutting actions as well as significant improvements at the Sheffield, UK operating site drove the increase.

Selling, general and administrative expenses declined in the third quarter 2009 to $10.8 million, a 28.7% reduction from $15.2 million in the third quarter 2008. The year-over-year decrease in the third quarter 2009 was driven primarily by aggressive cost controls as well as a $1.6 million reduction in performance based compensation and restricted stock expense. Additionally, the third quarter 2008 included $0.9 million from Sheffield, UK investigation costs which did not repeat in 2009.

Operating income for the third quarter 2009 was $10.4 million compared to $10.5 million for the third quarter 2008. Operating margin of 12.0% for the third quarter 2009 was up from 9.4% for the third quarter 2008.

The third quarter 2009 included a non-cash gain of $0.2 million for the mark to market of the Company’s interest rate derivative, compared to a non-cash gain of $1.0 million in the third quarter 2008.  Other expense of $0.7 million in the third quarter 2009 compares to $3.1 million in the third quarter 2008.  The primary driver of this expense is realized and unrealized foreign exchange.

Income tax expense for the third quarter 2009 was $2.9 million, compared to $3.2 million for the third quarter of 2008.

Net income for the third quarter 2009 was $5.4 million, or $0.15 per diluted share, up from net income of $2.5 million, or $0.07 per diluted share, for the third quarter of 2008.

The weighted average number of diluted shares outstanding during the third quarter of 2009 was 35,620,317.

Brian Moore, President and Chief Executive Officer of Symmetry Medical, stated, “While revenue declined in the third quarter 2009 due to softness across our sectors and broader economic conditions, we are pleased to significantly grow the bottom line year-over-year. This reflects the initiatives we undertook in anticipation of customer order softness in the second half of 2009. As our October 26, press release stated, we continue to see softness in the market and have revised our full year 2009 financial guidance to reflect current conditions. Despite this recent volatility across all segments of the business, we are encouraged by gains in market share we have realized as our customers consolidate suppliers and focus on assuring product quality and strong suppliers.  We believe Symmetry has an advantage during this period as a result of our strong business model, strong cash position and our customer relationships.”

Financial Guidance
The following forward-looking estimates regarding 2009 guidance reflect current market conditions and foreign currency rates. Actual results may differ materially, and we refer you to forward-looking statements located at the end of the press release.

Based on current order flow and anticipated customer demand for the remainder of the 2009, Symmetry is adjusting its previously stated annual revenue guidance to a range of $355 million to $365 million, from $385 million to $405 million. The Company now expects full year 2009 earnings per share to be in the range of $0.63 to $0.68 per diluted share, from $0.77 to $0.85.

Conference Call
Symmetry Medical will host a conference call to discuss the third quarter 2009 earnings at 8:00 a.m. ET on November 5, 2009. A live Web cast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.symmetrymedical.com. The dial-in numbers are (866) 383-8003 for domestic callers and (617) 597-5330 for international. The reservation number for both is 89255155. After the live webcast, the call will remain available on Symmetry Medical’s web site through January 5, 2010. In addition, a telephonic replay of the call will be available until November 19, 2009. The replay numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. Please use reservation code 69959746.

About Symmetry Medical Inc.
Symmetry Medical Inc. is a leading independent provider of implants and related instruments and cases to the orthopaedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including arthroscopy, dental, laparoscopy, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

Forward-Looking Statements
Statements in the press release regarding Symmetry Medical Inc.'s business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as "may," "might," "will," "should," "expect," "believe," "anticipate," "plan," "estimate," "intend," and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual outcomes and results could differ materially from our current expectations. We refer you to the "Risk Factors" and "Forward Looking-Statements" sections in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company's other filings with the SEC, which are available on the SEC's Web site at www.sec.gov.

	Three Months Ended		Nine Month Ended
	October 3, 2009	October 4, 2008	October 3, 2009	October 4, 2008
	(In Thousands, Except Per Share Data)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenue	$87,164	$112,095	$289,540	$323,744
Cost of Revenue	65,917	86,445	216,964	246,733

Gross Profit	21,247	25,650	72,576	77,011
Selling, general and administrative expenses	10,813	15,165	37,395	44,474

Operating Income	10,434	10,485	35,181	32,537
Other (income)/expense:
Interest expense	1,666	2,683	5,050	8,300
Derivatives valuation gain	(178)	(972)	(746)	(1,041)
Other	687	3,079	379	2,581

Income before income taxes	8,259	5,695	30,498	22,697
Income tax expense	2,851	3,162	9,268	9,995

Net income	$5,408	$2,533	$21,230	$12,702

Net income per share:
Basic	$0.15	$0.07	$0.60	$0.36

Diluted	$0.15	$0.07	$0.59	$0.36

Weighted average common shares and equivalent shares outstanding:
Basic	35,326	35,174	35,289	35,161
Diluted	35,620	35,402	35,486	35,354

	October 3, 2009	January 3, 2009

	(In Thousands)
	(unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$16,432	$10,191
Accounts receivable, net	43,205	52,845
Inventories	65,697	61,111
Refundable income taxes	2,884	6,610
Deferred income taxes	5,493	3,993
Other current assets	2,710	3,154

Total current assets	136,421	137,904
Property and equipment, net	116,933	115,045
Goodwill	153,721	153,521
Intangible assets, net of accumulated amortization	43,387	45,039
Other assets	1,260	1,728

Total Assets	$451,722	$453,237

Liabilities and Shareholders' Equity:
Current Liabilities:
Accounts payable	$20,074	$26,929
Accrued wages and benefits	7,764	12,784
Other accrued expenses	4,808	5,186
Income tax payable	574	2,637
Deferred income taxes	115	-
Revolving line of credit	5,479	2,495
Current portion of capital lease obligations	558	1,034
Current portion of long-term debt	19,525	16,900

Total current liabilities	58,897	67,965
Deferred income taxes	23,848	18,131
Derivative valuation liability	3,458	3,771
Capital lease obligations, less current portion	2,983	3,356
Long-term debt, less current portion	81,678	107,600

Total Liabilities	170,864	200,823

Commitments and contingencies (Note 14)

Shareholders' Equity:
Common Stock, $.0001 par value; 75,000 shares authorized; shares issued October 3, 2009--35,806; January 3, 2009--35,801	4	4
Additional paid-in capital	278,031	275,890
Accumulated deficit	(277)	(21,507)
Accumulated other comprehensive income (loss)	3,100	(1,973)

Total Shareholders' Equity	280,858	252,414

Total Liabilities and Shareholders' Equity	$451,722	$453,237